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                                                                       EXHIBIT 8

                               September 27, 2005

Greenville Federal Savings and Loan Association
690 Wagner Avenue
Greenville, OH 45331-2649

Ladies and Gentlemen :

      You have requested our opinion as to the material United States federal income tax and Ohio franchise and income tax consequences of the reorganization of Greenville Federal Savings and Loan Association, a federally chartered mutual savings and loan association (the "Bank"), pursuant to the Plan of Reorganization and Stock Issuance Plan, adopted April 18, 2005 by the Board of Directors of the Bank (the "Plan"). In accordance with the Plan, the Bank proposes to reorganize from a federally chartered mutual savings and loan association into a federally chartered mutual holding company structure (the "Reorganization") and sell up to 49.9% of the holding company's to-be-outstanding common stock (the "Stock Offering"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Plan.

      In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Plan, (ii) the Officer's Certificate of Greenville Federal Savings and Loan Association dated as of the date hereof (the "Officer's Certificate"), and (iii) the Registration Statement of Greenville Federal Financial Corporation on Form SB-2 and the prospectus of Greenville Federal Financial Corporation included therein filed with the Securities and Exchange Commission (the "SEC") on June 22, 2005, as amended on Form SB-2/A on July 12, 2005 and on the date hereof (the "Registration Statement").

      In connection with our review of the Plan, the Officer's Certificate, and the Registration Statement, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the uniformity with authentic originals of all documents submitted to us as copies, and the conformity to final versions of all documents submitted to us in draft version. We also have assumed, without independent verification or investigation, that
(i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We assume further that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

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Greenville Federal Savings and Loan Association
September 27, 2005
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            DESCRIPTION OF THE REORGANIZATION AND THE STOCK OFFERING

      The Reorganization and the Stock Offering will be effected as follows: (i) the Bank will organize an interim, federally chartered stock savings bank as a wholly owned subsidiary ("Interim One"); (ii) Interim One also will organize an interim, federally chartered stock savings bank as a wholly owned subsidiary ("Interim Two"); (iii) Interim One will organize a federal holding company (the "Holding Company") as a wholly owned subsidiary; (iv) the Bank will exchange its charter for a federal stock savings bank charter to become the stock bank (the "Stock Bank"), and Interim One will cancel all of its stock and exchange its charter for a federal mutual holding company charter to become the mutual holding company (the "MHC"); (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued equity interests in the Stock Bank (constructively issued in step (iv)) will be constructively contributed to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly owned subsidiary of the Holding Company.

      Upon consummation of the Reorganization, the legal existence of the Bank will not terminate. Rather, the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for, all rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

      The Holding Company will have the power to issue shares of Capital Stock to Persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to Persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company. Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering up to 49.9% of its Common Stock, based on the pro forma market value of the Holding Company and the Bank. You have represented to us that, upon completion of the Stock Offering, more than 20% of the outstanding stock of the Holding Company will be owned by Persons other than the MHC.

      In accordance with regulations of the Office of Thrift Supervision (the "OTS"), the Holding Company Common Stock will be offered for sale in the Subscription Offering, in

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Greenville Federal Savings and Loan Association
September 27, 2005
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descending order of priority, to: (i) Eligible Account Holders, (ii)
Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders, and
(iv) Other Members. Nontransferable subscription rights to purchase Holding Company Common Stock at the same price as will be paid by members of the general public in the Direct Community Offering and Public Offering, if any, will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members. The Bank has received a letter from a valuation firm, Keller & Company, Inc., opining that the subscription rights have no ascertainable fair market value.

      The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Common Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members shall have the priority rights to subscribe for Holding Company Common Stock set forth in Section III of the Plan. The minimum purchase by any Person shall be 25 shares.

      In connection with the Reorganization, the Bank will apply to the OTS to have the Holding Company retain up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the board of directors of the Bank. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

                                    OPINIONS

      Based on the description of the Reorganization and the Stock Offering in the Plan, the representations set forth in the Officer's Certificate, and the relevant legal authorities, it is our opinion that:

      With respect to the exchange of the Bank's charter for a federal stock savings bank charter (the "Bank Conversion"):

      1. The Bank Conversion will qualify as a reorganization within the meaning of Section 368(a)(1)(E) and Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"), and neither the Bank nor the Stock Bank will recognize any gain or loss. (Rev. Rul. 2003-48, 2003-1 C.B. 863.)

      2. Because the Stock Bank's corporate existence is a continuation of the Bank's corporate existence under federal law and because the Bank Conversion is a transaction described in Code Section 381(a):
            (a) the Bank's tax year will not end merely as a result of the conversion of the Bank to stock form; (b) the Stock Bank will not be required to obtain a new employer identification

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Greenville Federal Savings and Loan Association
September 27, 2005
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            number; (c) the tax attributes of the Bank, including any bad debt reserves, will continue as tax attributes of the Stock Bank; and (d) the Stock Bank will succeed to and take into account the Bank's earnings and profits or deficit in earnings and profits as of the date of the Reorganization. (Code Section 381; Treas. Reg. Section 1.381(b)-1; Rev. Rul. 73-526, 1973-2 C.B. 404; Rev. Rul. 2003-48,
            2003-1 C.B. 863.)

      3. The holding period of the Stock Bank in its assets will include the period during which such assets were held by the Bank.

      4. The basis of the Stock Bank in its assets will be the same as the basis of such assets in the hands of the Bank immediately prior to the Bank Conversion.

      5. Depositors will recognize no gain or loss upon the constructive receipt of equity interests in the Stock Bank in exchange for their membership interests and liquidation rights in the Bank.

      6. Depositors will recognize no gain or loss upon the issuance to them of withdrawable deposit accounts, including certificates of deposit, in the Stock Bank in the same dollar amounts and on the same terms and conditions as the Accounts exchanged therefor, and the basis of the withdrawable deposit accounts, including certificates of deposit, in the Stock Bank held by Depositors immediately after the Bank Conversion will be the same as the basis in the Accounts exchanged therefor. (Treas. Reg. Section 1.1001-1(a)).

      7. Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members will recognize no gain or loss upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (assuming that such rights have no value), and no taxable income will be recognized by Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, or Other Members as a result of their exercise of such nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182).

      With respect to the transfer to the MHC of equity interests in the Stock Bank, in exchange for membership interests and liquidation rights in the MHC (the "First 351 Transaction"):

      8. The constructive transfer to the MHC by Depositors of their constructively received equity interests in the Stock Bank, in exchange for membership interests and liquidation rights in the MHC, will constitute a tax-free exchange of property within the meaning of Code Section 351, and Depositors will recognize no gain or loss as a result of such exchange. (Code Section 351; Rev. Rul. 2003-48, 2003-1 C.B. 863.)

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Greenville Federal Savings and Loan Association
September 27, 2005
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      9.    The basis of Depositors in their membership interests and
            liquidation rights in the MHC received in the First 351 Transaction (which basis is zero) will be the same as the basis of the equity interests in the Stock Bank constructively transferred in exchange therefor. The holding period of Depositors in their membership interests and liquidation rights in the MHC will include the period during which the Depositors held their membership interests and liquidation rights in the Bank. (Code Section 358(a)(1); Code
            Section 1223(2); Rev. Rul. 71-233, 1971-1 C.B. 113.)

      10. The MHC will recognize no gain or loss upon the receipt of the equity interests in the Stock Bank from Depositors in exchange for membership interests and liquidation rights in the MHC. (Rev. Rul. 2003-48, 2003-1 C.B. 863; Rev. Rul. 69-3, 1969-1 C.B. 103.)

      11. The basis of the MHC in the Stock Bank common stock (which basis is zero) will be the same as the basis of the equity interests in the Stock Bank in the hands of Depositors immediately prior to the First 351 Transaction. The holding period of the MHC in the Stock Bank common stock will include the period during which the Depositors held their membership interests and liquidation rights in the Bank. (Code Section 362(a); Code Section 1223(2).)

      With respect to the transfer to the Holding Company of the Stock Bank common stock, in exchange for Holding Company Common Stock (the "Second 351 Transaction"):

      12. The transfer by the MHC of the Stock Bank common stock to the Holding Company in exchange for Holding Company Common Stock, contemporaneously with the transfers of cash to the Holding Company by Persons purchasing Holding Company Common Stock in the Stock Offering, will constitute a tax-free exchange of property within the meaning of Code Section 351, and neither the MHC nor such Persons will recognize any gain or loss as a result of such exchange. (Code
            Section 351; Rev. Rul. 2003-48, 2003-1 C.B. 863.)

      13. The MHC's basis in the Holding Company Common Stock received in the Second 351 Transaction (which basis is zero) will be the same as its basis in the Stock Bank common stock exchanged therefor. (Code
            Section 358(a)(1).)

      14. The Holding Company will recognize no gain or loss upon its receipt of the Stock Bank common stock and cash in exchange for Holding Company Common Stock. (Code Section 1032(a).)

      15. The Holding Company's basis in the Stock Bank common stock received from the MHC (which basis is zero) will be the same as the basis of such property in the hands of the MHC. (Code Section 362(a).)

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Greenville Federal Savings and Loan Association
September 27, 2005
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      16.   The basis of Holding Company Common Stock to its stockholders (other than the MHC) will be the purchase price thereof (assuming that the nontransferable subscription rights to purchase Holding Company Common Stock have no value). (Code Section 1012.) The holding period of the Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6).)

      For purposes of the Ohio corporation franchise tax and Ohio personal income tax:

      17. The Bank is treated as a "financial institution" for Ohio tax purposes, and the Bank Conversion will not change such status.

      18. The Bank Conversion and the Stock Offering will not be taxable transactions for purposes of the Ohio corporation franchise tax.

      19. The Holding Company and the MHC will be treated as general business corporations (i.e., not "financial institutions") and will be subject to the Ohio corporation franchise tax if certain nexus standards are met. Formation of the Holding Company and the MHC potentially may create two additional Ohio corporation franchise taxpayers, resulting in additional tax liability (as a consequence of the pyramiding of net worth).

      20. The Bank Conversion and the Stock Offering will not be taxable transactions to Depositors for purposes of the Ohio corporation franchise tax or the Ohio personal income tax.

      Our opinion in paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion in paragraphs 7 and 16 above is based on the assumption that the subscription rights have no value. We note that the subscription rights will be available to the recipients without cost, will be legally nontransferable and of short duration, and will afford the recipients the right only to purchase shares of Holding Company Common Stock at the same price as will be paid by members of the general public in the Direct Community Offering and Public Offering, if any. We further note that we are not aware of any claim by the Internal Revenue Service in any similar transaction that subscription rights have any market value. A valuation firm, Keller & Company, Inc., has provided an opinion to the Bank that the subscription rights have no ascertainable fair market value. If the Internal Revenue Service disagrees with this assumption on the ground that the subscription rights in fact do have value, income may be recognized by recipients of these rights, possibly whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Holding Company may recognize gain on the distribution of these rights.

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Greenville Federal Savings and Loan Association
September 27, 2005
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      You have told us that the Bank intends to capitalize Interim One (the MHC)
with $50,000 of cash in conjunction with the Reorganization. Code Section 1032 arguably might prevent Interim One from recognizing gain if it issued stock in exchange for the $50,000. However, because Interim One's status as a stock bank is only transitory (i.e., all of its stock is canceled in a later step of the Reorganization), the transfer of the funds likely will be treated as a distribution to the MHC. Such a distribution will be taxable, but the MHC will be entitled to an 80% dividends-received deduction under Code Section 243. Thus, the net result is that the MHC will have taxable income of $10,000. This capitalization issue does not otherwise affect our opinion as stated above.

                                      * * *

      Our opinion is limited to the foregoing United States federal income tax and Ohio franchise and income tax consequences of the Reorganization and the Stock Offering, which are the only matters as to which you have requested our opinion. We do not address any other federal or Ohio tax consequences of the Reorganization or the Stock Offering or other matters of federal or Ohio law and have not considered matters (including local or foreign tax consequences) arising under the laws of any other jurisdiction.

      Our opinion is based on the understanding that the relevant facts, as of the Effective Date, will be as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Treasury regulations issued thereunder, case law, and Internal Revenue Service rulings and Ohio authorities as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Internal Revenue Service or the Ohio Department of Taxation, and no ruling has been, or will be, requested from the Internal Revenue Service as to any federal income tax consequence described above or the Ohio Department of Taxation as to any Ohio franchise or income tax consequence described above. We undertake no responsibility to update or supplement this opinion at any time after the Plan is consummated.

      The opinion expressed herein is furnished specifically for you and your members, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion (i) with the SEC as an exhibit to any required SEC filing in connection with the Reorganization and the Stock Offering and (ii) with applications seeking approval of the Reorganization from the OTS, and to the references to us in such filings. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

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Greenville Federal Savings and Loan Association
September 27, 2005
Page 8

                                         Respectfully,

                                         /s/ Vorys, Sater, Seymour and Pease LLP

                                         Vorys, Sater, Seymour and Pease LLP